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                                                                       EXHIBIT 5


                 [SHAW, PITTMAN, POTTS & TROWBRIDGE LETTERHEAD]



                                 July 30, 1996


JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland 21046

Ladies and Gentlemen:

         We have acted as counsel for JP Foodservice, Inc., a Delaware corporation (the "Company"), in connection with (i) the merger of Valley Industries, Inc., a Nevada corporation ("Industries"), with and into JP Foodservice Distributors, Inc., a Delaware corporation that is a wholly-owned subsidiary of the Company ("Distributors"), pursuant to an Agreement and Plan of Merger, dated as of May 17, 1996, by and among the Company, Distributors, Industries, E & H Distributing Co., Inc., a Nevada corporation d/b/a Valley Food Distributors of Nevada and a direct wholly-owned subsidiary of Industries, and the stockholders of Industries (as amended from time to time, the "Merger Agreement"), (ii) the Company's acquisition of all of the assets and assumption of all of the liabilities of "Z" Leasing Co., a Nevada general partnership, pursuant to a Purchase and Sale Contract, dated as of May 17, 1996, by and between "Z" Leasing Co. and the Company (as amended from time to time, the "'Z' Leasing Contract") and (iii) the registration on Registration Statement No. 333-6645 of 2,094,241 shares of common stock of the Company, par value $.01 per share (the "Shares"), under the Securities Act of 1933, as amended, for issuance and sale by the Company pursuant to the Merger Agreement and "Z" Leasing Contract.

         In connection with this opinion, we have examined copies of the following documents:
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JP Foodservice, Inc.
July 30, 1996

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                (i) the Certificate of Incorporation of the Company, as
                    currently in effect;

               (ii) the Merger Agreement;

              (iii) the "Z" Leasing Contract; and

               (iv) such other documents as we have determined to be necessary or appropriate as a basis for the opinion set forth below.

         Based upon and subject to the foregoing, and further subject to the assumptions and qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when the shares are issued in accordance with the terms of the Merger Agreement and the "Z" Leasing Contract, the Shares will be validly issued, fully paid and nonassessable.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representations of the Company and others.

         We express no opinion herein with respect to any laws other than the General Corporation Law of the State of Delaware.

         This opinion is based and relies upon the current status of applicable law, and is subject in all respects to, and may be limited by, further rules, regulations and legislation, as well as developing case law. We do not undertake to notify any person of changes in fact or law occurring or coming to our attention after the delivery of this opinion.





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JP Foodservice, Inc.
July 30, 1996

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         We hereby consent to filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Information Statement/Prospectus that forms part of the Registration Statement.

                                  Very truly yours,


                                  SHAW, PITTMAN, POTTS & TROWBRIDGE